                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


                           INSTEEL INDUSTRIES, INC.
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                   45774W108
                                (CUSIP Number)


                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 pages

CUSIP No.  45774W108                   13G                     Page 2 of 5 pages
           ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS

      HEARTLAND ADVISORS, INC.

      #39-1078128
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      WISCONSIN, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             400,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      400,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IA

------------------------------------------------------------------------------

CUSIP NUMBER  45774W108                                        Page 3 Of 5 pages
              ---------

Item 1.

     (a) Name of Issuer:  Insteel Industries, Inc.
         --------------

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------
           1373 Boggs Drive
           Mount Airy, NC 27030
Item 2.

     (a) Name of Person Filing:  Heartland Advisors, Inc.
         ---------------------

     (b) Address of Principal Business Office:
         ------------------------------------
           Heartland Advisors, Inc.
           789 North Water Street
           Milwaukee, WI 53202

     (c) Citizenship:  Heartland Advisors is a Wisconsin corporation.
         -----------

     (d) Title of Class of Securities:  Common Stock
         ----------------------------

     (e) CUSIP Number:  45774W108
         ------------

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or
        ------------------------------------------------------------
        240.13d-2(b) or (c), check whether the person filing is a:
        ---------------------------------------------------------

     (a) ___ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b) ___  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ___ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  X   An investment adviser in accordance with
         ---  (S)240.13d-1(b)(1)(ii)(E);

     (f) ___  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) ___  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) ___ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) ___  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to (S)240.13d-1(c), check this box [_].

Item 4. Ownership.
        ---------

     For information on ownership, voting and dispositive power with respect to the above listed shares, see Items 5-9 of the Cover Page.

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company.
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of a Group.
         --------------------------------

         Not Applicable.

Item 10. Certification.
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:     February 3, 2000


          HEARTLAND ADVISORS, INC.


          By:   PATRICK J. RETZER
                 Patrick J. Retzer
                 Senior Vice President